EXHIBIT 10.6

                     ABSTRACT ON P65 TESTS ON TUMOR MARKERS


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[Figure omitted]

Fig 1. Anti-canine p65 antibody standard curve determination. Purified canine p65 (40 ng/well 1000 ng/well) was bound to microtiter plate and blocked with Tris-buffered saline containing bovine serum albumin (1% wt/vol). The plates were probed with serial dilutions of preimmune and postimmune blood serum. Blood sera were diluted up to 10000 x.


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[Figure omitted]


Fig. 2.  Binding of purified canine p65(1), rat p65 (2), b-amylase (3) and alcohol dehydrogenase (4) by anti-canine p65 serum in indirect ELISA.

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[Figure omitted]

Fig. 2b. Binding of canine p65 and nonspecific protein apoferritin

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[Figure omitted]


Fig 3. Specificity of polyclonal antibody obtained against purified canine p65 analyzed by Western blot Purified rat and canine p65 (2 ug/lane) was separated by SDS-PAGE and electrotransferred to nitrocellulose membrane prior to probing with preimmune and postimmune blood serum.

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[Figure omitted]


Fig 4. Scatter diagram of p65 concentration in 32 normal subjects and 87 dogs with lymphoma.

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Title

Lezlee Coghlan*, DVM., Margaret Hanausek^, Ph.D. , William Satterfield*, DVM.,

Department of Carcinogenesis^,  Science Park-Research Division, The University

of Texas M.D. Anderson Cancer Center1, Smithville, TX 78957, *Department of

Veterinary Resources, Science Park-Veterinary Resources Division, Bastrop, TX


Abstract

         Cancer is commonly encountered in pet animal practices and is one of the leading causes of pet death. While the pet's prognosis is dependent upon various factors including tumor type and stage at diagnosis, for the vast majority of cancers, early detection and treatment are extremely important in successful cancer therapy. Although various tumor markers have been shown to be useful diagnostic and prognostic indicators in human oncology [1-3], their application to companion animal medicine has barely been explore [4,5]. The ideal tumor marker would be produced only by malignant cells, be detectable early after the onset of tumor formation, and have levels that directly correlate with tumor burden [3]. Our preliminary studies with a 65-kD tumor-associated protein, hereafter referred to as p65, in spontaneous canine lymphosarcoma cases and experimentally induced malignancies in rodent models indicate that this tumor marker possesses these ideal characteristics and has great potential utility in companion animal cancer medicine. We have developed a test for veterinary application in the differential diagnosis of malignancy, in assessing patient response to cancer therapy, and in monitoring clinical remission to enable the prompt detection of cancer recurrence using double sandwich ELISA with monoclonal and polyclonal antibodies to p65.

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Introduction

Lymphosarcoma is the most common hematopoietic malignancy of dogs, having an annual incidence between 6-30 cases/100,000 dogs [6-9]. Diagnosis is best made by biopsy, therefore, most veterinary clinics must use outside diagnostic resources to arrive at a definitive diagnosis of lymphosarcoma. The use of frozen sections can speed diagnosis, but these services are not widely available to the veterinary practitioner. Occasionally, even the histologic or cytologic differentiation of lymphoid malignancies from infectious or inflammatory disease can be problematic. Because of the fractional kill phenomenon associated with cancer chemotherapy, the turn-around time for conventional histopathology results can be costly to the patient, particularly if the tumor has a short doubling time. Without treatment, canine lymphosarcoma runs a rapid course and is uniformly fatal, but the disease is responsive to various modes of chemotherapy [10-12]. The clinician evaluates chemotherapeutic response by symptomatology, radiology, and multiple clinical pathology parameters since no test has been available that provides an index of surviving tumor cells. In addition, the veterinary clinician has no specific test to predict impending or frank relapse of the tumor; disease recurrence is normally detected when lymphadenopathy recurs. At this point, tumor mass is again a detriment to successful treatment. Our preliminary results indicate promising uses for p65 in the initial diagnosis, post-therapy prognosis and routine follow-up examinations to detect impending tumor relapse. The development of an p65 assay would provide multiple benefits in the veterinary care of companion animals, and could be available to practitioners. If future studies indicate that p65 is applicable for use in other canine malignancies and/or in other companion animal species,

its potential value to the veterinary medical armamentarium would be considerably amplified.

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         This study focused on the characterization, detection method development, and clinical analysis of a unique 65-kD tumor-associated tumor marker in canine cell line products and in stored plasma collected from canine lymphosarcoma cases during the course of chemotherapy at University of Texas M.

D. Anderson Cancer Center (UTMDACC) Science Park Veterinary Resources

Department. The project's overall objective was the development of a quantitative assay for the p65 tumor marker in the dog. In order to attain our overall objective we completed p65 purification using high performance liquid chromatography (HPLC) and polyacrylamide gel electrophoresis (PAGE) to obtain purified p65. Purified p65 was used as standards in assays and as source material in other project goals.



Materials and Methods

         Through a collaborative agreement with Dr. William C. Satterfield, an

Associate Professor of Veterinary Medicine and Surgery at our institution who directs the Science Park Canine Lymphoma Referral Program, serum and plasma samples were collected from over 80 plasma samples representing pre-treatment and post-treatment time-points from 23 spontaneous canine lymphosarcoma cases and control plasma and serum from 25 normal dogs.



         Purification of Canine p65

           The p65 is a labile phosphorylating protein whose purification has been hampered by its lability and physical similarity with albumin. Absolute

HPLC purification remains difficult but we are confident that we can make several improvements to our current HPLC protocol. We anticipate purchasing additional HPLC columns to improve purification.

         Sample Preparation. Isolation starts with cell line material first being fractionated with ammonium sulfate at 30-60% salt; the resulting pellets

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contain p65 and residual proteins. Alternatively, a barium chloride extraction method is used on cruder samples, i.e. plasma, to eliminate all but 2% of plasma proteins from the plasma. Pellets are stored in TMK or PBS buffer at pH 7.0-7.3 at -80(degree)C until analysis. For gels, a pellet is solubilized in concentrated SDS sample buffer after dilution to appropriate protein levels

(30). For HPLC injection, pellets are dissolved in the equilibrating buffer,

filtered twice on 0.2u syringe units, and diluted.

         Chromatographic Separation. Prepared samples are injected onto a molecular sieving column (GPC) for removal of extraneous proteins. Peak fractions from this pass are pooled, concentrated, and stored with protease inhibitors at -80(degree)C. When sufficient volumes of fractions are collected,

these samples are injected on hydrophobic interaction columns for a final collection of the p65 peak.

         Electrophoretic Analysis. HPLC fractions are tested for p65 bands using

MW standards on multiple lane gels in both large and mini format on 12.5%

SDS-PAGE gels [31]. Typically, samples are run first on a Biorad minigel apparatus at 90-100V for 90 minutes and stained with standard anionic dyes. Five

(5%) percent stacking gels are used to prefocus protein bands and improve resolution. For optimal resolution and greater loading capacity, a large format vertical apparatus is used (SE 600 Slab unit, Hoeffer Scientific, CA) to run duplicate gels of the same loads. These 12.5% slab gels are cooled internally to

5(degree)C during runs of 500V for 2.5 hours. Gels are stained with Commassie

Blue R250 and de-stained in acetic acid, ethanol and distilled water.

Preparative electrophoresis kits for both units are used to load large quantities of p65 to enable longer run times with cooling for greatest resolution and highest possible p65 content (15 hrs, 25 milliamps). These gels are then electroblotted (32) to nitrocellulose (Western blot). Polaroid film,

Kodak EDP paper, and dried preservation of the actual gel is used to record stained bands.

         Avidin-biotin (Vectastain) Staining of Western Blots. For this procedure blots were blocked in detergent buffer, probed with the p65 antibody, reacted with a biotinylated second antibody, and finally stained with a colorimetric substrate to produce banding at p65 protein sites [33]. While only qualitative data were produced, this assay is convenient for purposes of methods development and for HPLC fraction testing.

         Protein A (labeled with 125I) detection of IgG on Western Blots. Blots were probed with the polyclonal anti-p65 antibody and then stained with a commercial Protein A reagent (ICN Biochemicals), which binds the 125I tag to the

IgG-bound sites on the blot [34]. Quantified data were collected and recorded on

AMBIS scans of the blot (AMBIS, Inc., San Diego, Ca.).

         Development of Monoclonal Antibodies

         Balb/c mice obtained from the National Cancer Institute, were immunized with the purified human p65. Three to five animal were immunized at a time. The animals were injected subcutaneously with 100 ug of the p65 marker emulsified as

a 1 : 1 mixture in complete Freund adjuvant. After 4-6 weeks, the animals were injected intravenously with 10-100 ug of p65 for three consecutive days. On the day following the third intravenous injection, the immunized mice were killed by cervical dislocation, their spleen removed aseptically, and spleen cells were prepared. The cells were then fused to the mouse myeloma cell line Sp0/2, which was available from ATCC. Fusion of the mouse spleen cells with the mouse myeloma cells was carried out as described in "Antibodies, A Laboratory Manual". The supernatant of the growing hybrids was tested for the antibody that reacts with the protein of MCF-7 cells by ELISA. Cell populations producing antibody to p65 were expanded by in vitro culture and subjected to cloning. The clones so obtained were expanded, and supernatants from the monoclonal populations were tested for the antibody by radioimmunoassay (RIA) or enzyme linked immunoassay

(ELISA).

         The antibodies were then screened for reactivity with the human assay-marker (p65) as folllows. 100 ul of the hybridoma supernatant containing monoclonal marker with 300 ul of the culture medium from the 32P-labelled MCF-7 cells were incubated for 30 minutes. Next, 25 ul of affinity purified rabbit anti-mouse immunoglobulin will be added. Following that procedure, the Staph.

aureus was added and the remainder of the screening technique was performed as described in "Antibodies, A Laboratory Manual".

         Again, hybridoma supernatants containing monoclonal antibody that binds the human p65 resulted in precipitation of this protein. Precipitation of the protein wasbe visualized by gel electrophoresis and autoradiography.

         Partial Amino Acid Sequence of canine p65. We have conducted some preliminary CNBr digestion experiments with canine p65. Six major peptides have been obtained, and at least two of them were good candidates for amino acid sequencing. It has been established that interspecies p65 sequences are closely related since the CNBr digest patterns are identical in the case of the mouse,

rat, human and canine p65. The partial amino acid sequence of canine p65 was determined as follows. The p65 from the lymphosarcoma cell line purified to homogeneity [39] was derivatized and treated with CNBr as recommended by Applied

Biosystems (Foster City, CA). The resulting peptides were separated on reverse-phase HPLC and subjected to automated Edman chemistry on an Applied

Biosystems model 477 pulsed liquid-phase sequencer equipped with an on-line model 120A phenylthiohydantoin analyzer (Applied Biosystems), at the Department of Molecular Pathology, UTMDACC-Houston. The partial amino acid sequence of

CNBr-cleaved fragments was matched with the p65 peptide fragment sequence obtained from rat and human p65. Searches for amino acid homologies were done using the GCG sequence analysis software available on-line via TEXNET at the

UTMDACC-Houston [40] and the protein sequence data base.

         Analysis of Data. Statistical analyses will be performed on a Macintosh

Plus computer, with Macintosh software for one-way analysis of variance and linear regression with P<0.05. Multiple comparison among groups will be performed using the Neuman-Keuls procedure [51]. Student's t-test will also be used. AMBIS scans from radiolabled blots and slab gels are stored on a computer disk and accessed for data manipulation. Menu driven software allows formulation of counts of binding reactions, etc., for downloading to spreadsheet programs for statistical analysis.



Discussion

         In summary, although results are preliminary at this time, our findings indicate that a diagnostic assay for p65 content in the dog appears valuable and possible based on the following relevant points: (1) We have detected p65 in the supernatant and nuclear fractions of several canine cell lines and in the plasma of over 15 dogs with histologically confirmed lymphosarcoma, but not in non-malignant control canine plasma samples [27-29]. Three systems have been used to detect the p65 marker in dog plasma: the RNA transport-bioassay, and

Western blots of SDS-PAGE gels probed with specific antibody and detected with either avidin-biotin or Protein A. Our data has shown that samples from dogs in acute presenting or relapsing lymphosarcoma show consistent patterns of protein overproduction in the 65-kD area. (2) We have demonstrated falling plasma p65 values after successful adriamycin therapy of histologically confirmed lymphosarcoma in dogs and have shown that circulating p65 levels may have predictive value in signaling an impending relapse. In cases of chemo-resistant lymphosarcoma, we have demonstrated steady-state P65 levels indicative of negligible reduction in tumor burden. (3) We have also demonstrated positive p65 staining in frozen sections and impression smears of excised canine lymphosarcomatous, but not control, lymph nodes. Based on staining studies, the marker has been identified to have potential application in cancer immunohistochemistry (data not shown).

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